Exhibit 5.3

CONSENT OF EXPERT

The undersigned hereby consents to references to, excerpts from, summaries of, the information derived from, and the incorporation by reference of the report titled "Independent Technical Report, Waterberg Project Definitive Feasibility Study and Mineral Resource Update, Bushveld Complex, South Africa" dated October 4, 2019 with an effective date of resources and reserves of September 4, 2019, and to the references, as applicable, to the undersigned's name included in or incorporated by reference into the Registration  Statement on Form F-10 and any amendments or supplements thereto filed by Platinum Group Metals Ltd. with the United States Securities and Exchange Commission.

/s/ Michael K. Murphy

Michael K. Murphy June 21, 2022